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                                                                    EXHIBIT 10.2

                          THE NASDAQ STOCK MARKET, INC.
                        NQDS INFORMATION VENDOR AGREEMENT

                  THIS NQDS INFORMATION VENDOR AGREEMENT ("Agreement") is made by and between The Nasdaq Stock Market, Inc., a Delaware corporation, which is a wholly owned subsidiary of the National Association of Securities Dealers, Inc. ("NASD"), and whose executive offices are located at 1735 K Street, N.W., Washington, D.C. 20006, and FIRST INTERNATIONAL FINANCIAL CORPORATION, ("Vendor"), a ALBERTA CORPORATION, whose principal executive offices are located at 1413 22ND AVE CALGARY ALBERTA T2TOR6.

                  WHEREAS, Nasdaq has developed the National Quotation Data Service ("NQDS Service") which makes available to authorized vendors certain market information for Nasdaq National Market(R) and Nasdaq SmallCap Market(SM) securities that has been collected, validated, processed, and recorded by the Nasdaq(R) System ("System"); and

                  WHEREAS, in accordance with the provisions hereof, Nasdaq desires to utilize the System to make the Information available to Vendor and Vendor desires to distribute the Information to interrogation devices owned and/or controlled by Vendor or its subscribers; and

                  WHEREAS, Vendor has developed a subscriber interrogation service ("Service") whereby it intends to disseminate the Information to interrogation devices owned and/or controlled by Vendor or its subscribers; and

                  WHEREAS, Vendor desires to receive and utilize the Information from the System through a communications interface between Vendor's computers and the System to provide the Service in accordance with the detailed description of Vendor's system and services set forth in Attachment A hereto, which is attached to and made a part of this Agreement; and

                  WHEREAS, Nasdaq is willing to furnish and Vendor is willing to receive the NQDS Service subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Vendor and Nasdaq agree as follows:

         Section 1.        Definitions.

                  The following initially capitalized words or phrases shall have the meanings set forth below when used in this Agreement.

                  (a) "Claims or Losses" means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, judgments, settlements, and expenses of whatever nature, including, without limitation (i) direct, indirect, punitive, consequential and incidental damages, and (ii) administrative costs, litigation costs, and attorneys' and auditors' fees and disbursements.

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                  (b) "Corporations" means the National Association of
Securities Dealers, Inc. ("NASD"), The Nasdaq Stock Market, Inc. ("Nasdaq"), and any other subsidiaries or affiliates of the NASD now or hereafter in existence.

                  (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (d) "Indemnified Parties", means the Corporations and each of their officers, directors, employees and agents.

                  (e) "Information" means the updated individual market maker bid and ask quotation information for each authorized Nasdaq National Market and Nasdaq SmallCap Market securities for which the requisite minimum number of registered market makers are entering quotations and/or certain other or alternate information as determined by Nasdaq. A person shall be deemed to receive or make use of the Information if he receives or makes use of all or any part of the Information.

                  (f) "Interrogation Device" means any device or equipment, including, without limitation, any computer, terminal, CRT or other display device, which receives and displays or communicates the Information to any person in visual or audible form. Interrogation Devices do not include printers, disk drives, communication circuits, computers and other peripheral, front end, and similar ancillary devices and equipment unless used to display the Information in visual or audible form to Subscribers.

                  (g) "NQDS Service" means the National Quotation Data Service, whereby Nasdaq makes the Information available to Vendor on a real-time basis, directly or through a Nasdaq-authorized supplier.

                  (h) "SEC" means the Securities and Exchange Commission, and any other or successor federal agency exercising the functions or responsibilities assigned to the SEC.

                  (i) "Service" means Vendor's service, including the equipment and software related thereto, for disseminating the Information to Interrogation Devices owned and/or controlled by Vendor or its Subscribers, as further described in Attachment A hereto.

                  (j) "Subscriber" means any person who subscribes to Vendor's Service and is entitled to receive the Information pursuant to Section 4(d) hereof.

                  (k) "System" means the computerized securities information system for Nasdaq National Market and Nasdaq SmallCap Market securities operated by the Corporations.

         Section 2.        Furnishing the Information.

                  (a) This Agreement governs the furnishing to Vendor by Nasdaq of the information on a non-exclusive basis and the receipt and utilization of the Information by Vendor in the manner described herein and in Attachments A, B, C and D hereto, which are attached to and made a part hereof. Attachment A hereto describes vendor's system and services, including the Interrogation Devices upon which the information is to be disseminated by Vendor to its Subscribers and the precise nature and format of the presentation of, and access to, the
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Information. Attachment B hereto sets further the technical and operational requirements that must be met by Vendor to enable it to receive the Information and the technical method by which such information will be provided to Vendor by Nasdaq. Attachment C here to contains a list, by Subscriber, of each Interrogation Device through which the Information provided to Vendor under this Agreement may be received by Subscribers. This list also shows the Vendor and Subscriber addresses where Interrogation Devices are located, the quantity, type and serial number of each interrogation device located at such addresses, and the date each interrogation device first became capable of receiving the Information without further action by Vendor. Attachment D hereto sets forth terms and conditions applicable to payment of fees and related provisions.

                  (b) Nasdaq will make available the Information to Vendor from the System. Vendor shall be responsible for obtaining the requisite quantity and quality of common carrier communication lines and for interfacing with the system at Trumbull, Connecticut, or at such other places as the central computers or any back up computers for the System may be located, as described in Attachment B hereto. Vendor will meet any reasonable requirement of Nasdaq concerning the location of the interface(s) with the System.

                  (c) Vendor acknowledges and agrees that nothing herein shall be deemed to constitute an agreement by Nasdaq to continue to disseminate the Information in the present form or configuration or to continue to utilize any present or future circuit or circuits carrying the Information in either the present form or in any other form. Nasdaq, in its sole discretion, may from time to time make modifications to the Information and the System, including the interface and operational requirements referred to in Attachment B hereto, irrespective of whether such changes would require changes to be made by Vendor to its Service or in the Interrogation Devices or other equipment or would render them inoperative with respect to the Information. Nasdaq agrees to give Vendor at least ninety (90) days prior written notice of any change in the speed, code, format, operating hours, or any other changes in the operational requirements contained in Attachment B hereto, unless a malfunction in the System necessitates modifications on an accelerated basis or an emergency situation precludes such advance notice. Vendor shall bear all risks of failing to make concurrent modifications to its Service. Any changes pursuant to this subsection (c) will be applicable generally to all persons in the same class of service as Vendor, or such part thereof as may be affected by such modifications.

                  (d) Nothing contained herein shall be construed to authorize, appoint or license Vendor to act on an exclusive basis. Nasdaq reserves the right, without any notice or liability to vendor or to any other person, to furnish or to contract with any other person to furnish, the Information or any other market information by any means whatever (including devices or equipment designed or manufactured by the Corporations or any other person).

                  Section 3. Use of the Information.


                  (a) Vendor is authorized by this Agreement to process and use the Information only for the purposes of providing to its Subscribers listed on Attachment C hereto a display of the Information supplied by Nasdaq to Vendor on Interrogation Devices (i) approved by Nasdaq and described in Attachment A hereto, (ii) listed on Attachment C hereto and (iii) owned or controlled by Vendor or its Subscribers. Any use of the Information, whether by
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Vendor or by its Subscribers, including, but not limited to, retransmission or reprocessing, not expressly described in Attachment A hereto is prohibited. Should Vendor desire to make any use of the Information (including, but not limited to, developing or communicating derivative information based upon the Information, retransmission, calculation of inside quotations or indices) in any manner not then described in Attachment A hereto, Vendor may do so only with prior written approval by Nasdaq of such use, which approval shall be reflected in a written amendment to Attachment A hereto, or a separate agreement with Vendor pertinent to the particular information or service that its seeks to offer, and upon payment of the fees applicable to the use approved.

                  The decision approving or disapproving the proposed modifications to Attachment A shall be made promptly and in good faith by Nasdaq. Vendor agrees that no change in or supplement to Vendor's use of the Information as described in Attachment A hereto shall be implemented by or for Vendor unless Nasdaq shall have been notified thereof in writing and shall have approved such change or supplement by amendment to Attachment A hereto. Vendor agrees not to alter the information in any manner that adversely affects its accuracy or integrity or that renders it misleading and agrees to continuously monitor and review the activities of its Subscribers to insure that no prohibited use of the Information occurs. Vendor agrees that it will not use or cause or permit to be used, directly or indirectly, all or any part of the Information except to operate the Service described in Attachment A hereto. If Nasdaq transmits to Vendor data other than the Information, Vendor shall not furnish or permit to be furnished such other data to any other party or place without the prior written approval of Nasdaq.

                  (b) Notwithstanding subsection (a) above, and for advertisement or demonstration purposes only, Vendor may use up to two (2) Interrogation Devices, without charge, which permit persons other than Subscribers to operate or view the Interrogation Devices on an intermittent basis and for limited periods of time. In addition, upon obtaining the prior written consent of Nasdaq, which shall be in the form of an amendment to this Agreement, Vendor may be permitted to use additional Interrogation Devices for advertisement or demonstration of its Service, or for product development and customer service.

                  (c) Vendor represents that the detailed description of its Service, and the equipment and software used in connection therewith, including the Interrogation Devices, set forth in Attachment A hereto is true, complete, and not misleading.

                  (d) Vendor acknowledges and agrees that it acts at its own risk in developing any modification to its Service prior to receiving approval of Nasdaq, since Nasdaq is not obligated hereby to grant such approval.

                  (e) Vendor shall ensure that its master computers are capable of communicating with the System in accordance with the requirements contained in Attachment B hereto at all times. Any variation by Vendor from the specifications contained in Attachment B hereto for the interface with the System is prohibited absent the prior written approval of Nasdaq. Vendor shall provide written notice to Nasdaq of any change in location of Vendor's master computers at least sixty (60) business days prior to such change.

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                  (f) Vendor shall be responsible for and shall bear all costs associated with the transmission, storage and distribution of the Information after receipt from Nasdaq at the interface with the System described in Attachment B hereto.

                  (g) Vendor acknowledges that the NASD is registered with the SEC as a registered national securities association pursuant to Section 15A of the Exchange Act, and that as such the NASD has a statutory obligation to protect investors and the public interest and to insure the integrity of quotation information, including, without limitation, the Information, supplied to investors and the public; and further, that Section 19 (g)(1) of the Exchange Act mandates that the NASD, as a self-regulatory organization, comply with the provisions of the Exchange Act, the rules and regulations thereunder, and its own rules. Accordingly, Vendor agrees that Nasdaq, as a subsidiary of the NASD, when required to do so by the NASD, may by written notice to Vendor unilaterally: (i) limit or terminate the right of any or all persons to receive or use the Information; or (ii) control the manner in which Information is formatted and displayed by Vendor to assure the completeness, fairness and integrity of the Information received by Subscribers. Vendor shall promptly comply with any such notice, and with respect to clause (i) above, shall terminate or limit the furnishing of the Information within three (3) days after receipt of such notice and shall confirm such compliance by written notice to Nasdaq not later than five (5) days after receipt of notice from Nasdaq. Any person or persons the subject of notice issued pursuant to this subsection (g) shall have available to them those procedural protections provided under the Exchange Act and applicable rules thereunder.

                  (h) Vendor shall assume sole responsibility for the design, development, acquisition, installation, testing, implementation, operation and maintenance of any and all software and equipment used to provide the Service that is not directly supplied by Nasdaq. Vendor warrants that the design, development, acquisition, installation, testing, implementation, operation and maintenance of its Service will not adversely affect the equipment, software or operation of the System, any of its component parts or processes, or any use thereof by other persons.

                  Section 4. Service Charges and Subscriber Agreements.

                  (a) A schedule of fees will be established by Nasdaq to be imposed upon Vendor and/or its Subscribers. These fees, and any changes thereto, will be subject to review and approval by the SEC. A fee schedule applicable to Subscriber Interrogation Devices and Vendors has been proposed and will be filed with the SEC. The proposed fee schedule will be effective upon approval by the SEC, provided, however, that nothing shall preclude the fee initially established by Nasdaq that becomes effective from having retroactive application to Vendor and its Subscribers, if permitted by the SEC from the date of commencement of Service under this Agreement. Prior to approval of the initial fee, and interim charge of $9.25 per month shall be applied to each Subscriber Interrogation Device.

                  Subsequent modifications to the fee schedule approved by the SEC shall become effective upon thirty (30) days prior written notice to Vendor. The fee payable for the month of commencement or termination of receipt of the Information will be a pro rata share of the full monthly fee computed by dividing the number of days during such month that the Information was received (or available for receipt) by a standard twenty (20) business day month.

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                  (b) Vendor shall have the obligation to pay directly to
Nasdaq, on behalf of itself and all of its Subscribers, one hundred percent (100%) of the appropriate fees specified in the then effective fee schedule, without any deductions whatever. Vendor shall assume full and complete responsibility for the payment of any taxes, charges or assessments imposed on Vendor or Nasdaq by any foreign or domestic, national, state, provincial or local governmental bodies, or subdivisions thereof, and any penalties or interest, relating to the provision of the Information. In addition, if Vendor is required by applicable law to deduct or withhold any such tax, charge or assessment from the amounts due Nasdaq under this Section 4, then the amounts due under this Section 4 shall be increased so that the net amount actually received by Nasdaq after the deduction or withholding of any such tax, charge or assessment will equal one hundred percent (100%) of the appropriate fees specified on the then effective fee schedule. Vendor shall remit such fees to Nasdaq no later than fifteen (15) calendar days after the end of the service month; such fees shall be payable in immediately available United States funds by check or electronic funds transfer drawn against a United States bank or financial institution acceptable to Nasdaq. Any amounts due Nasdaq which are past due for thirty (30) days or more shall be subject to a late fee equal to five percent (5%) of the amount past due. Further, Vendor shall be obligated to pay interest on any such past due amounts at a rate equal to the lesser or (i) one and one-half percent (1.5%) per month or (ii) the maximum amount permitted by applicable law.

                  (c) Vendor agrees that it will not furnish, or cause or permit to be furnished, all or any part of the Information except to a Subscriber who, at the time of receipt thereof, is a party to a binding agreement ("Subscriber Agreement") with Vendor, in form and substance acceptable to and approved by Nasdaq, which provides for the Subscriber's assumption of the substantive obligations required hereby pertinent to such Subscriber, including, without limitation, Subscriber's agreement to the provisions of Section 5 and 6 hereof.

                  Vendor shall supply each potential Subscriber with a Subscriber Agreement approved by Nasdaq. Such Subscriber Agreement shall be executed in duplicate by the potential Subscriber and Vendor, and Vendor shall
(i) provide the Subscriber with an original counterpart of such Subscriber Agreement and (ii) maintain an original counterpart of such Subscriber Agreement in its files for the duration of its Service to such Subscriber, and for (2) years after discontinuation of Service to such Subscriber. Vendor agrees that it will not install, operate, or maintain, on the premises of any person, any equipment for the display or receipt of Information other than the Interrogation Devices described in Attachment A hereto and that it will not furnish or cause or permit to be furnished, any part of the Information to any person unless such person shall be a party to a Subscriber Agreement, then in force with Vendor, as referenced above, authorizing such person to receive the Information under the applicable terms and conditions set forth in this Agreement. Subsequent to the execution of a Subscriber Agreement with a Subscriber, the location and number of Interrogation Devices receiving or capable of receiving the Information without further action by Vendor will be furnished to Nasdaq by Vendor, by way of amendment to Attachment C hereto. Any amendments to Attachment C hereto resulting from the receipt or termination of receipt of the Information covered by Subscriber Agreements during the course of any month shall be communicated to Nasdaq within thirty (30) days of the close of each month. Nothing in this Agreement shall prevent Vendor from separately charging its Subscribers for its Service. The specific procedures and responsibilities of Vendor and Nasdaq concerning the authorization of a Subscriber to receive the Information are set forth in Attachment D hereto.

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                  (d) Vendor shall maintain complete and accurate records at its principal executive offices identifying all persons able to receive the Information through the Service. All such persons shall be identified in Attachment C hereto in accordance with the terms and conditions of this Agreement. The records shall set forth in reasonable detail the names, addresses, telephone numbers, and contact persons of each Subscriber, by site at which Interrogation Devices are located, and the number of Interrogation Devices located at each site, and the date on which Information first became available to each Interrogation Device.

                  (e) Vendor shall comply with Nasdaq's reasonable procedures and requirements for the verification of all Interrogation Devices for which a fee is payable to Nasdaq, and any other information relating to the Service as Nasdaq may reasonably request. Vendor shall deliver to Nasdaq each year an audited report from an independent certified public accountant retained by Vendor, satisfactory to Nasdaq, which shall verify the number of Subscribers and Interrogation Devices receiving the Information and the subscriber and vendor fees payable to Nasdaq under this Section 4 as of the last day of any selected month during the Vendor's fiscal year, provided, however, that the month selected is within fifteen (15) months after the month selected for the preceding year's report. Vendor shall ensure that delivery of the audited report is made to Nasdaq within ninety (90) days after the month end selected for the audit. If this audit report indicates that Vendor has underreported the amount of Subscriber fees due to Nasdaq, Vendor shall promptly remit any unpaid fees and applicable interest and late fees to Nasdaq and submit a revised Attachment C hereto within thirty (30) days of the date of the audit report.

                  (f) Vendor acknowledges that payment of all fees as described in this Section 4 is a condition precedent for continued receipt of the Information. Vendor shall bear all risk of non-payment by its Subscribers. Upon Vendor's payment to Nasdaq on behalf of a Subscriber of any amounts due under this Section 4, Vendor shall be subrogated to any and all rights of Nasdaq to recover such amounts.

                  (g) From time to time, Nasdaq may cause Vendor's records of customers, and reports and payments to Nasdaq to be reviewed by Nasdaq personnel and/or auditors of Nasdaq's choice. The review shall be scheduled upon reasonable notice to Vendor and conducted in Vendor's offices where its records are kept. Vendor shall make available for review all records and supporting documentation necessary in the judgment of the Nasdaq audit personnel to reach a conclusion as to the accuracy and completeness of Vendor's reports to Nasdaq and the payments connected therewith. If the examination conducted by Nasdaq personnel or their auditors reveals exceptions or errors or possible exceptions or errors in the audit reports provided to Nasdaq pursuant to subsection (f) above, Vendor shall notify its auditors and direct them to perform such procedures as are necessary to determine the magnitude of any adjustments of amounts previously remitted to Nasdaq relating to the audit period in question. If the audit review conducted by Nasdaq relates to a previously unaudited period, the results of this review shall be deemed conclusive and the parties shall promptly adjust payments and records accordingly. The conduct of any such review by Nasdaq shall not constitute a waiver of the requirement for the annual audit certification as described in subsection (f) above. If such audit shall disclose additional underreported amounts, these amounts shall be remitted in accordance with subsection (f) above. Moreover, should Vendor have underreported the amount of Subscriber fees due Nasdaq by three percent (3%) or more, for any audited or unaudited period,
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Vendor shall, in addition to remitting the fees and applicable interest and late fees due relative to such underreporting, within fifteen (15) days of invoice from Nasdaq, reimburse Nasdaq for any audit, legal or administrative fees and expenses incurred to detect and rectify such underreporting.

                  (h) Any information obtained by Nasdaq pursuant to subsection
(h) above shall be used solely for the purpose of this Agreement and shall be kept confidential in accordance with the provisions of Section 15 hereof.

                  (i) Vendor agrees to pay facilities charges that may in the future be established by Nasdaq. It is anticipated that such charges, and any changes thereto, will be subject to review and approval by the SEC. Vendor will be notified in writing not less than thirty (30) days prior to the imposition of, or changes in, any facilities charges.

                  Section 5. Representations and Obligations of Vendor.

                  (a) Vendor agrees to make a diligent effort to configure and operate its communications network (or to make a diligent effort to cause such communications network to be configured and operated) so that said communications network remains at all times secure from unauthorized entry or interference and to prevent the Information from being taken from said communications network, or in any way communicated otherwise than as described in Attachment A hereto.

                  (b) Vendor shall not oppose any suit or proceeding instituted by Nasdaq to enjoin any person receiving the Information from Vendor, who is not entitled to receive the Information, from obtaining or using the same, and Vendor agrees to cooperate with and assist Nasdaq in any such suit or proceeding. If a Nasdaq request for cooperation and assistance imposes substantial, extraordinary burdens upon Vendor, then Nasdaq agrees to reimburse Vendor for Vendor's reasonable direct expenses incurred in connection with such request. If Vendor furnishes, or permits to be furnished, any Information to any party other than in accordance with this Agreement, without the prior written approval of Nasdaq, then Nasdaq, in addition to exercising any other rights it may have under this Agreement, may take any action against such other party to prevent the receipt or use of the Information by such other party, either with or without making Vendor a party to such action.

                  (c) Vendor represents that it is not engaged in, and agrees not to engage in, any illegal transaction or business, and agrees not to use or knowingly permit anyone to use the Information for any illegal purpose or for any purpose not authorized hereby. The Information furnished to Vendor by Nasdaq shall be solely for use in accordance with this Agreement and Vendor will neither furnish nor permit others to furnish Information (i) other than in accordance with this Agreement or (ii) to any person not presently authorized to receive the Information under the procedures referenced in Section 4(d) hereof.

                  (d) Vendor will meet any reasonable requirement of Nasdaq concerning the security arrangements in Vendor's place or places of business where equipment used to store and transmit the Information is located. Vendor will adopt and enforce, as respects persons entering Vendor's place or places of business, any reasonable regulation or requirement which Nasdaq may deem advisable in order to prevent the Information from being improperly taken from any of Vendor's offices or places of business. For the purpose of determining compliance with this Agreement, and at all reasonable times, any person or persons designated by Nasdaq shall have access to the locations where the Information is processed and the Service is received, and the right to observe the use made of the Information and the Service and to examine and inspect all instruments and apparatus used in connection therewith in and such location.

                  (e) Neither Vendor nor any officer or employee of the Vendor shall represent, or shall cause or permit any other person to represent, either directly or indirectly, that Vendor or all or any part of the Service which Vendor offers or any equipment utilized by Vendor is sponsored or endorsed by the Corporations. Vendor acknowledges that "NASD", "Nasdaq", "Nasdaq-100", "Nasdaq National Market", and "NASDAQ/NMS", "OTC Bulletin Board" are registered trademarks and/or service marks and Vendor agrees not to use such marks in any way which would infringe such marks under applicable law. Vendor acknowledges and agrees that the Corporations have proprietary rights to use the names "National Association of Securities Dealers, Inc.", "NASD", "The Nasdaq Stock Market, Inc.", as trade and/or corporate names and Vendor further agrees not to use said names or any combination or subset thereof in any manner inconsistent with the Corporations' rights therein. For purposes of monitoring this requirement, upon reasonable request, Vendor shall provide Nasdaq with any materials made available to potential users of Vendor's Service. This Agreement does not constitute a license of the marks listed in this subsection (e).

                  (f) If any Subscriber fails to comply with any of the conditions, terms or provisions of this Agreement applicable to Subscribers or of its Subscriber Agreement, or has made any representation in such Subscriber Agreement which was or has become untrue, then Vendor shall, within three (3) days after receipt of notice from Nasdaq of such failure or untruth, notify Subscriber of such default and provide the opportunity for it to cure the default within a period of five (5) days. If the default has not been cured within this period, the Vendor shall cease providing the Information to such Subscriber and shall, within thirteen (13) days following the receipt of the original notice received, confirm such termination by written notice to Nasdaq.

                  (g) Vendor shall deliver to Nasdaq written notice within five
(5) days after Vendor knows or has reason to know that (i) a breach of or default under this Agreement by Vendor or any Subscriber has occurred or (ii) a breach of or default under any Subscriber Agreement has occurred, describing the same in reasonable detail.

                  Section 6. Limitation of Liability.

                  Vendor fully understands and agrees to the following limitations upon the liability of the Corporations: Nasdaq will furnish the Information from its computers to all vendors as promptly and accurately as practicable, but the Corporations neither warrant nor guarantee the sequence, accuracy or completeness of the Information, and further, that with respect to the Information, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The Corporations shall not be liable to Vendor, its subscribers, or any other person, regardless of the cause (unless resulting from the gross negligence or willful misconduct of the Corporations) or duration, for any inaccuracy or lack of authenticity of the Information furnished, or for any errors or omissions therein, or for any delays in the transmission of the Information to Vendor or presentation thereof, or for any interruptions; nor shall the Corporations be liable to Vendor, its Subscribers, or to any other person, for any damages of any kind whatever arising therefrom or occasioned thereby. Further, in no event shall the Corporations be liable for incidental or consequential damages. In addition, Vendor shall be solely responsible for any errors, omissions, or other defects in the Information that are caused by the Vendor.

                  Section 7. Indemnification.

                  (a) Vendor shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any and all Claims or Losses imposed on, incurred by or asserted against the Indemnified Parties as a result of or relating to:

                  (i) any non-compliance by Vendor or its Subscribers with the terms and conditions hereof, including, without limitation, non-payment of fees, illegal use of the Information or any use, diversion, reprocessing or redissemination of the Information not authorized by Nasdaq;

                  (ii) any assertion of Claims or Losses against the Indemnified Parties made by Subscribers which would otherwise be barred under
         Section 6 hereof if asserted by Vendor against the Corporations;

                  (iii) any assertion of Claims or Losses against the Indemnified Parties made by Subscribers relating to Nasdaq's exercise of its remedies under Section 8 hereof;

                  (iv) any breach by Vendor of its warranty set forth in Section 3(h) hereof;

                  (v) any defense of or participation by the Indemnified parties in any action, suit, arbitration, or judicial or administrative proceeding involving any Claims or Losses described in this subsection
         (a).

Such indemnification shall also include any loss in revenue to Nasdaq for non-payment for any Interrogation Device or the furnishing of Information covered hereunder by a Subscriber to any other person, or to any other Interrogation Device, wherever located, from the date such Information was originally furnished, together with the actual legal, investigative and administrative costs of detection, rectification and/or prevention of the violation by a Subscriber of the terms and conditions required to be incorporated in Subscriber Agreements hereunder.

                  (b) Vendor shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any and all Claims or Losses imposed on, incurred by or asserted against the Indemnified Parties as a result of or relating to any assertion by any person that Vendor's Service infringes any patent, trademark, service mark, copyright, or violates any other property right, or any defense of or participation by the Indemnified Parties in any action, suit, arbitration, or judicial or administrative proceeding involving any Claims or Losses described in this subsection (b). Nasdaq agrees to promptly notify Vendor in writing of any such suit or proceeding brought against any of the Indemnified Parties. If permitted by applicable law, Nasdaq further agrees that, upon request, Vendor shall have the right to defend, settle, or compromise any such suit or proceeding, at Vendor's expense, provided that: (i) Vendor demonstrates to Nasdaq's satisfaction that it is financially able to defend such action and to pay any settlement or judgment; and (ii) counsel retained by Vendor are satisfactory to Nasdaq.

Nasdaq agrees to cooperate with Vendor in the defense of any such suit or proceeding and Vendor agrees to reimburse Nasdaq for its expenses with respect thereto.

                  Section 8. Default.

                  (a) Vendor has specifically induced Nasdaq to enter into this Agreement based on the representations and undertakings of Vendor contained herein. Strict compliance with the provisions of this Agreement are and shall be a condition precedent to Vendor's right to continue to receive the Information. Vendor expressly acknowledges and agrees that Nasdaq shall have the rights set forth in subsection (b) below if Nasdaq shall determine that one or more of the following events or conditions occurs or is continuing:

                  (i) Vendor defaults in the payment when due of any of the amount described in Section 4 hereof;

                  (ii) any representation, warranty or certification made by Vendor in this Agreement or in any other document furnished by Vendor in connection herewith was false or misleading, as of the time made or furnished;

                  (iii) Vendor defaults in the performance of any of its obligations or covenants under this Agreement, or any representation, warranty or certification described in clause (ii) above shall become untrue or inaccurate, and such default, untruth or inaccuracy (if curable) shall continue unremedied for a period of fifteen (15) days after Nasdaq notifies Vendor thereof;

                  (iv) Vendor proceeds with a proposed action in default of its obligations or covenants under this Agreement, or in breach of any representation, warranty or certification described in clause (ii) above, after Nasdaq has notified Vendor that such proposed action would constitute a default hereunder;

                  (v) Vendor (A) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
         (B) makes a general assignment for the benefit of it's creditors, (C) institutes proceedings under the United States Bankruptcy Code, (D) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (E) fails to controvert in a timely and appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or the board of directors of Vendor takes any action for the purpose of effecting any of the foregoing;

                  (vi) a proceeding or case of the type described in clause (v) above is commenced, without the application or consent of Vendor, in any court of competent jurisdiction, and such proceeding or case is entered and continues unstayed and in effect for a period of sixty (60) days, or an order for relief against Vendor is entered in an involuntary case under the Bankruptcy Code; or

                  (vii) Vendor admits in writing its inability to pay its debts as they become due.

                  (b) Upon the occurrence of any of the events or conditions described in subsection (a) above, Nasdaq shall have the immediate right, in its sole discretion, to take one or more of the following actions: (i) to terminate this Agreement and Vendor's right to receive the Information hereunder; (ii) to discontinue providing the Information to Vendor; (iii) to demand arbitration under Section 14 hereof; or (iv) to pursue such other remedies, consistent with
Section 14 hereof, as it may be entitled hereunder or at law or in equity.

                  (c) Vendor acknowledges and agrees that the exercise by Nasdaq of the remedies to which it is entitled under this Section 8 shall not be deemed or considered to be, and to the extent permitted by applicable law Vendor waives any right to represent or assert that any such exercise constitutes, an act or omission or an improper denial or limitation of access to any service or facility operated by the Corporations as contemplated in Section 11A of the Exchange Act, or any other provision of the Exchange Act, or any rule adopted thereunder.

                  Section 9. Term and Termination.

                  (a) The original term of this Agreement shall commence on the date specified in Section 25 hereof and shall continue until the date one (1) year thereafter. The term of this Agreement shall automatically be extended for successive additional periods of one (1) year unless terminated by written notice by a party hereto given to the other at least ninety (90) days prior to the expiration of the original term or any such additional one (1) year period as the case may be. Notwithstanding the foregoing, and in addition to Nasdaq's rights under Section 8 hereof, this Agreement may be terminated by:

                  (i) either party upon breach of this Agreement by the other party which continues unremedied for fifteen (15) days after notice to the breaching party; or

                  (ii) either party upon termination of the right of Vendor to receive Information pursuant to Section 3 (g) hereof; or

                  (iii) either party if performance hereof by Nasdaq is impaired or rendered unnecessary by reason of changes in the statutes, rules and regulations referenced in Section 16(b) hereof, other than rules and regulations of the NASD; or

                  (iv) Vendor should Vendor be unable to receive the Information as a result of any modification to the operational requirements notified by Nasdaq in accordance with Section 2(c) hereof; or

                  (v) Nasdaq should Nasdaq cease providing NQDS Service to all persons in the same class of service as Vendor, provided, however, that Nasdaq has given Vendor not less than ninety (90) days notice of its intention to cease providing NQDS Service.

                  (b) Upon termination of this Agreement Vendor shall immediately cease any and all use of the Information.

                  Section 10. Assignment; Third-Party Rights.

                  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. This Agreement may not be assigned by any party without the written consent of the other party, except to a successor corporation by operation of law, merger or consolidation of either party, or to a corporation or partnership or other entity acquiring substantially all the property, assets and business of any party by sale, lease or other disposition or to any corporation controlling, controlled by, or under common control with any party, except that Nasdaq may assign its rights to any person as security for or in connection with the borrowing of monies. Except as otherwise provided in Sections 6, 7, and 21 hereof, nothing in this Agreement shall entitle any person to any rights as a third-party beneficiary under this Agreement. Nothing in this Agreement shall constitute the parties as partners or participants in a joint venture and neither party is appointed the agent of the other.

                  Section 11. Amendment.

                  Except as otherwise provided herein, no provision of this Agreement, or the attachments which are a part hereof, may be amended, modified or waived unless by an instrument in writing executed on behalf of each of the parties by their respective duly authorized officers.

                  Section 12. Waiver.

                  No failure on the part of either party hereto to exercise, no delay in exercising, and no course of dealing with respect to any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

                  Section 13. Entire Agreement.

                  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, communications, writings, and understandings.

                  Section 14. Arbitration.

                  All claims, disputes, controversies and other matters in question between the parties to this Agreement, arising out of, or relating to this Agreement, or to the breach hereof, and which cannot be resolved by the parties shall be settled by binding arbitration in accordance with this Agreement and the following procedure or such other procedures as may be mutually agreed upon by the parties:

                  (a) Either party may serve upon the other party, by hand or certified mail, return receipt requested, a written demand, specifying in reasonable detail the nature of the matter, that the claim, dispute, controversy or other matter in question be submitted to arbitration. The demand, which shall be effective upon receipt, shall be made within a reasonable time after the claim, dispute, controversy or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute, controversy or other matter in question would be barred by the applicable statute of limitations or laches.

                  (b) After service and receipt of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator within ten(10) days or such longer period as the parties may agree to.

                  (c) In the event the parties fail to agree upon a single arbitrator within the period established under subsection (b) above, then each party shall appoint one arbitrator within an additional ten (10) days and notify the other party of such appointment. If either party fails to timely appoint an arbitrator, then the arbitrator appointed by the other party shall be the sole arbitrator. If, however, both parties appoint an arbitrator, then a third arbitrator shall be selected within ten (10) days thereafter by the first two arbitrators unless otherwise agreed by the parties.

If the arbitrators and the parties fail to appoint a third arbitrator, either party may request the American Arbitration Association or any federal or local court of the District of Columbia to appoint the third arbitrator.

                  (d) Any arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (except that the procedures set forth in this section shall supersede the rules of the American Association) or such other procedures as are agreed to by the arbitrators or the parties. Nothing contained herein shall be construed as requiring submission of any claim, dispute, controversy or other matter in question to the American Arbitration Association.

                  (e) The arbitration proceeding shall be held in the District of Columbia, unless otherwise agreed by the parties.

                  (f) The decision rendered through arbitration shall be final and binding upon the parties hereto and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof. In rendering a decision the arbitrators shall be governed by the terms of this Agreement.

                  (g) Although the parties agree that compulsory and binding arbitration shall be the exclusive means of dispute resolution, judicial review of any arbitration decision or proceeding (other than entry or enforcement of an arbitration award/judgment) or of any matter arising under the terms of this Agreement, whether or not submitted to the binding arbitration process required by this Agreement, shall be brought solely in the federal or local courts of the District of Columbia.

                  The foregoing procedures shall not preclude either party from
(i) petitioning the SEC regarding a matter in question or (ii) pursuing all available administrative, judicial or other remedies for infringement of a registered patent, trademark, service mark, or copyright.

                  Section 15. Confidentiality.

                  Each party acknowledges that in the course of performance of this Agreement it may obtain confidential data, information or techniques from the other party. With respect to any such data, information or techniques which a party has designated in writing as "confidential" on or before disclosure to the other party, and which are not otherwise publicly available, the other party agrees to hold such data, information or techniques confidential, to use it only in performance of this Agreement, and agrees not to disclose it unless directed to do so by any court or administrative agency. Nothing in this Agreement shall constrain the Corporations from using confidential information in furtherance of their regulatory duties under the Exchange Act.

                  Section 16. Governing Law.

                  (a) This Agreement shall be deemed to have been made in the District of Columbia and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the law of the District of Columbia, without reference to principles of conflicts of laws thereof. Each party hereby consents to submit to the jurisdiction of the courts of the District of Columbia in connection with any action or proceeding instituted by the other party pursuant to the provisions of this Agreement.

                  (b) This Agreement and the Information to be provided hereunder are subject to all applicable federal, state and local laws and governmental rules and regulations, including, without limitation, the Exchange Act and the Securities Act of 1933, as amended, the rules thereunder, and to the rules, regulations and requirements of the NASD.

                  Section 17. Liaison and Notices.

                  All questions regarding the implementation of this Agreement shall be directed to the persons identified in subsections (a) and (b) below.

                  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon actual receipt by the notified party, or upon constructive receipt (as of the date marked on the return receipt) if sent by certified mail, return receipt requested, and addressed to the following addresses:

         (a)      If to Nasdaq:     The Nasdaq Stock Market, Inc.
                                    1735 K Street N.W.
                                    Washington, DC 20006
                                    Attn: Manager, Trading & Market Svc's
                                    (202) 728-8480

         with a required copy to:   Robert E. Aber
                                    Vice President
                                    The Nasdaq Stock Market, Inc.
                                    1735 K Street N.W.
                                    Washington, DC 20006

         (b)       If to Vendor:    FIRST INTERNATIONAL FINANCIAL CORP.
                                    1413 22ND AVE SW
                                    CALGARY ALBERTA T2T OR6
                                    ATTN:  BRAD GUNN

Either party, by ten (10) days prior written notice, may specify a different contact person or address for purposes of this Section 17.

                  Section 18. Receipt of Services by Nasdaq

                  Vendor agrees that during the term of this Agreement it will provide to Nasdaq at no cost two (2) subscriptions to the Service covered by this Agreement together with the equipment used for the display of the Service. Nasdaq represents and agrees that such subscriptions will be used solely for purposes of monitoring the Information and demonstration of Vendor's Service.

                  Section 19. Severability.

                  If any of the provisions of this Agreement, or application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  Section 20. Captions; Interpretation.

                  The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of this Agreement. Unless otherwise expressly provided, all references herein are to the sections of or attachments to this Agreement and " hereto," "hereof," "hereby" and "herein" refer to this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other number or genders where the context so indicates or requires. The word "person" shall refer to any natural person, proprietorship, corporation, partnership, or other entity whatever. Unless otherwise expressly provided, references to days, months or years are to calendar days, months or years.

                  Section 21. Force Majeure.

                  In addition to the provisions of Section 6 hereof, the Corporations shall not be liable for delay or failure in performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond the control and without the gross negligence or willful misconduct of the Corporations. Such causes may include, without limitation, acts of God, acts of government, in its sovereign or contractual capacity, acts of public enemy, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, earthquakes, fire, flood, quarantine restrictions, power shortages, utility or communication failure or delays, labor disputes, strikes, or shortages, or supply shortages. The time for performance of any act delayed by such events may be postponed for a period equal to the delay.

                  Section 22. Bankruptcy.

                  If Nasdaq is not permitted to terminate this Agreement pursuant to Section 8 hereof because of the provisions of the United States Bankruptcy Code, as amended, then Vendor or any trustee for Vendor agrees to assume or reject this Agreement within no more than fifteen (15) days after request by Nasdaq to the presiding Bankruptcy Court or judicial officer. Vendor or any trustee for Vendor agrees not to seek or request any extension or adjournment of any such application by Nasdaq to such Court or judicial officer.

                  Section 23. Survival.

                   The provisions of Sections 4(e), 4(f), 4(h), 4(i), 5(e), 6, 7, 8(c), 9(b), 14, 15, and 16 hereof shall survive the completion of performance or any termination of this Agreement.

                  Section 24. Authorization.

                  This Agreement shall not be binding upon Nasdaq unless executed by an authorized officer of Nasdaq. Vendor, Nasdaq, and the persons executing this Agreement, represent that such persons have been and are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of Vendor and Nasdaq, respectively.

                  Section 25. Effective Date

                  The execution date of this Agreement shall be the date it is executed by an authorized officer of Nasdaq. This Agreement shall be effective upon the earlier of (a) the execution date or (b) the date the Information is first made available to Vendor.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers.

                                          FIRST INTERNATIONAL FINANCIAL CORP.
                                          ("VENDOR")


                                           By:     /s/ BRAD G. GUNN
                                                   ----------------------------

                                           Name:   BRAD G. GUNN

                                           Title:  PRESIDENT

                                           Date:   03/25/97

         Executed this day of June 12, 1997, in the District of Columbia, for and on behalf of:

                                            THE NASDAQ STOCK MARKET. INC.


                                            By:    /s/ illegible
                                                   ----------------------------

                                            Name:
                                                   ----------------------------

                                            Title: Senior Vice President
                                                   The NASDAQ Stock Market, Inc.